PRESS RELEASE

September 30, 1998
                                       Contact Person:

                                       Mary Beyer Halsey
                                       President and CEO
                                       Cecil Bancorp, Inc.
                                       (410) 398-1650

    CECIL BANCORP, INC. COMPLETES TRANSACTION IN WHICH COLUMBIAN
BANK, A FEDERAL SAVINGS BANK HAS BECOME A CECIL BANCORP
SUBSIDIARY

     Elkton, Maryland and Havre de Grace, Maryland; Cecil Bancorp, Inc. (NASDAQ BB:CECB), today announced that it completed the transaction pursuant to which Cecil Bancorp acquired Columbian Bank, A Federal Savings Bank, in a tax-free exchange of common stock, accounted for on a "pooling of interests" basis. Columbian Bank has one office, located in Havre de Grace, Maryland with total assets of $29.9 million as of June 30, 1998. Columbian Bank will remain a separate bank subsidiary of Cecil Bancorp and will continue to operate its office under the name Columbian Bank, A Federal Savings Bank.

     Columbian Bank stockholders received Cecil Bancorp common stock valued at approximately $40 per share, or approximately
1.7021 shares of Cecil Bancorp common stock in exchange for each outstanding share of Columbian Bank common stock. The Columbian Bank Directors and all Columbian employees will continue in their current capacities, and two Columbian Directors have been added to the Cecil Bancorp Board of Directors.

     "Cecil Bancorp is thrilled to welcome Columbian Bank and its employees to the Cecil Bancorp family", stated Mary B. Halsey, President of Cecil Bancorp. "We are excited about the growth potential that Harford County holds and the opportunity to offer our existing products to new customers."

     Cecil Bancorp is now the bank holding company for Cecil Federal Savings Bank, and Columbian Bank, A Federal Savings Bank and operates two offices in Cecil County, Maryland, and one office in Harford County, Maryland. The acquisition has resulted in consolidated assets for Cecil Bancorp, Inc. of approximately $97.9 million, consolidated loans of approximately $75 million and consolidated deposits of approximately $83.5 million based on June 30, 1998 financial information.